EXHIBIT 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 52 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 24, 2015 relating to the financial statements of Delaware Life Variable Account F. We also consent to the use in the Registration Statement of our report dated April 27, 2015 relating to the statutory basis financial statements of Delaware Life Insurance Company. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

April 27, 2015

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 52 to Registration Statement No. 333-83516 of Delaware Life Variable Account F (formerly known as Sun Life of Canada (U.S.) Variable Account F) on Form N-4 of our report dated April 24, 2013, relating to the statutory basis financial statements of Delaware Life Insurance Company (formerly known as Sun Life Assurance Company of Canada (U.S.)) (the “Company”) as of and for the year ended December 31, 2012 (which report expresses an unmodified opinion in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Delaware and includes an emphasis-of-matter paragraph relating to the Company’s adoption of Statement of Statutory Accounting Principle (“SSAP”) No. 101 Income Taxes, A Replacement of SSAP No. 10R and SSAP No. 10 in 2012 and an other matter paragraph relating to significant balances and transactions with affiliates), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Experts” in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 27, 2015